EXHIBIT 99.1

PRESS RELEASE                                            BINKS SAMES CORPORATION

Contact:

                  Wayne F. Edwards
                  Chairman and CEO
                  Binks Sames Corporation
                  (847)671-3000 or

                  Ronald G. Bottrell
                  DNW Communications
                  (312)467-0760                            For Immediate Release
                                                           ---------------------


                 ITW TO ACQUIRE PORTIONS OF BINKS SAMES BUSINESS

FRANKLIN PARK, IL, August 31, 1998 -- Binks Sames Corporation (BIN:AMEX) announced today that it has signed a definitive agreement with Illinois Tool Works Inc. (ITW:NYSE) to sell certain of Binks Sames' domestic assets and standard products lines. The purchase price is approximately $80 million in cash plus the assumption of certain liabilities, currently estimated to be approximately $26 million. The purchase price is subject to adjustment after delivery of a closing balance sheet.

Under the terms of the sale, ITW will purchase all assets related to the manufacture and distribution of Binks Sames standard products in the U.S., including a leased manufacturing facility in Longmont Colorado; the Poly-Craft Systems division in Cottage Grove, Oregon; the Research and Development facility in Boulder, Colorado and Binks Sames domestic branches and warehouses. All Binks Sames employees related to the businesses being acquired will become employees of ITW upon closing the transaction. International operations included in the sale are Binks Sames businesses in the U.K., Belgium, Germany, Australia and a portion of the Canadian operations. Combined revenues from those operations being sold accounted for 49.6 percent, or $55.6 million of Binks Sames $112 million in sales for the first six months of fiscal 1998. As part of the agreement, ITW will assume all trade liabilities of the acquired portion of the business. The sale is expected to close on or before September 30, 1998, subject to regulatory review.

In announcing the agreement, Wayne F. Edwards, Chairman and interim CEO of Binks Sames, said that proceeds from the sale will be used to eliminate $72 million of bank debt secured by the assets of the businesses being sold, and to pay, when due, previously agreed-to litigation settlement costs amounting to $9 million.

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Not included in the sale to ITW are: the Sames business based in Grenoble,
France; Sames Electrostatic Inc., headquartered in Livonia, Michigan; the North American powder systems group; subsidiaries in Japan and Sweden; and the spray booth business in North America. These operations consist of $56.4 million, or
50.4 percent of Binks Sames sales for the first six months of fiscal 1998. Sames is noted for its global leadership position in electrostatic finishing equipment for the automotive finishing market and for the general industrial finishing market.

"While smaller, the new Binks Sames that will emerge following the sale will consist of historically profitable business units, will be tightly focused, have a strong balance sheet, have strong market shares in its product categories and still have an international presence," Edwards said.

Upon completion of the transaction, Binks Sames will transition to doing business as Sames Corporation and will propose a corporate name change to its stockholders at its next annual meeting.

In February 1998, Binks Sames' Board of Directors announced that it would pursue the sale of the company in order to maximize shareholder value. William Blair & Company was hired by the Board to serve as the Company's investment banker. In July 1998, the Board determined that in addition to pursuing the sale of the Company as a whole, it would consider other possible strategic alternatives, including the sale of certain component parts of the Company.

"Based on the offers generated during the sale process, none of which encompassed the purchase of the entire Company, the Board determined that the ITW offer provided shareholders the most attractive option," Edwards said. "After closing the ITW transaction, the remaining operating units of Binks Sames will no longer be constrained by the provisions of the Company's existing bank indebtedness, and while these units will not be debt free, they are expected to have significant liquidity to cover their normal working capital needs, together with any remaining liabilities not assumed by ITW."

Edwards said that Binks Sames' Board of Directors will continue to work with its investment banking firm, William Blair & Company, in exploring strategic options for the Company, in order to maximize shareholder value. He noted that discussions have already been held with prospective buyers for the North American spray booth business.

Binks Sames also announced today that concurrent with the completion of the sale, Arnold H. Dratt will become President, Chief Executive Officer and a director of the Company. Mr. Dratt, 54, is currently President of the Dratt-Campbell Company, a Chicago area consulting firm, and has worked with more than 100 companies over the past decade, leading turnarounds, financial restructurings and due diligence and strategic studies.

His clients have included both public and private companies, such as Sybra, Gander Mountain, Brenner Tank, Schwinn Bicycle, The Ariens Company and The M.W. Kasch Company. Prior to forming his own consulting firm in 1991, Dratt was the Midwest Managing Director for another turnaround firm and was with a publicly held Chicago brokerage firm, where he specialized in doing

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middle-market leveraged buyouts. He is a graduate of The Harvard Law School
(1969) and Amherst College (1966).

"We are very fortunate to have Arnie Dratt as our new President and CEO," said Wayne Edwards. "He was initially retained by the Company in January 1998 to assist in negotiations with Binks Sames' lenders. Since that time, Arnie has worked with the Board to analyze the Company's operations, advise the Board on the decision to seek buyers for the Company and has assisted the Chairman of the Board and President in matters involving vendor relations and strategic planning. In addition to his management expertise, he has lived in France and is fluent in French, an important skill since the Company's primary research and manufacturing facilities will be in France."

Headquartered in Franklin Park, Illinois, Binks Sames is engaged in the design, manufacture and sale of high-quality spray finishing and coating application equipment. Founded in 1890, the Company pioneered the development of spray finishing equipment for applying industrial and commercial coatings and finishes and is recognized as a leader in the coating application field. The Company currently employs approximately 1200 people and operates globally through its 13 divisions and subsidiaries.

ITW, headquartered in Glenview, Illinois, is a global diversified manufacturer of highly engineered components and industrial systems. The company has 365 operations in 34 countries and approximately 25,700 employees.


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(Statements regarding pursuit of strategic alternatives involving the Company and/or its components and the Company's business post-sale constitute "forward-looking statements" within the meaning of 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the Company's ability to receive, negotiate and accept agreements relating to other strategic alternatives and the Company's results from continuing operations. No assurance can be given that the forward-looking statements will prove to be accurate.)